UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2009

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Advisory Agreement Amendment

On August 10, 2009, in connection with the declaration of distributions, KBS Real Estate Investment Trust, Inc. (the “Company”) and KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), entered into an amendment to the advisory agreement. Pursuant to the amendment, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending October 31, 2009 exceeds the amount of the Company’s Funds from Operations (as defined below) from January 1, 2006 through October 31, 2009.

The advisory agreement defines Funds from Operations as funds from operations as defined by the National Association of Real Estate Investment Trusts plus (i) any acquisition expenses and acquisition fees expensed by the Company and that are related to any property, loan or other investment acquired or expected to be acquired by the Company and (ii) any non-operating non-cash charges incurred by the Company, such as impairments of property or loans, any other than temporary impairments of marketable securities, or other similar charges.

The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative Funds from Operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor. From July 18, 2006 through January 31, 2007, the Advisor had advanced an aggregate of $1.6 million to the Company, all of which is outstanding as of August 13, 2009, for the payment of distributions and to cover its expenses, excluding depreciation and amortization, in excess of its revenues. No amount has been advanced since January 2007.

National Industrial Portfolio Loan Extension

On August 8, 2007, the Company acquired, through an indirect wholly owned subsidiary, an 80% membership interest in a joint venture, New Leaf-KBS JV, LLC (the “Joint Venture”). The Joint Venture is the owner of a portfolio of 23 industrial properties and holds a master lease with respect to another industrial property (the “National Industrial Portfolio”). In connection with the Joint Venture’s acquisition of the National Industrial Portfolio, on August 8, 2007, the Joint Venture obtained financing related to the National Industrial Portfolio.

The National Industrial Portfolio is currently financed with a mortgage loan in the amount of $300 million (the “Mortgage Loan”) held by Citicorp North America, Inc. (“Citicorp”) and secured by a first priority lien on the National Industrial Portfolio properties. There are five outstanding mezzanine loans on the National Industrial Portfolio totaling $136.4 million (the “Mezzanine Loans”). Citicorp holds two of the mezzanine loans in the aggregate amount of $45.6 million and the three additional outstanding mezzanine loans are held by various lenders. The Mezzanine Loans are secured by a pledge of 100% of the ownership interests in wholly owned subsidiaries of the Joint Venture that directly or indirectly own the National Industrial Portfolio properties.

On August 7, 2009, the Joint Venture extended the maturity date of the Mortgage Loan and the Mezzanine Loans to August 9, 2010. The terms of the loan agreements provide for the right to extend the loans for two additional successive one-year periods upon satisfaction of certain terms and conditions. The Joint Venture expects to fully utilize all extension options available to it under these loan agreements. Under the Mortgage Loan agreement, all of the properties in the National Industrial Portfolio create a single collateral pool. The individual deeds of trust and mortgages on the properties securing the loan are cross-defaulted and this in effect creates a cross-collateralization of the properties. In the aggregate, the weighted-average interest rate of the mortgage and mezzanine loans is 125 basis points over one-month LIBOR.

In accordance with the terms of the loan agreement, as a condition to the extension, the Joint Venture entered into an interest rate cap agreement that terminates on August 15, 2011 and limits the one-month LIBOR rate on $46 million of the outstanding debt to 2.5%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: August 12, 2009	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

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